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                                                                    EXHIBIT 3.23

                             AMENDMENT NO. 2 TO THE
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                       GENERAL CABLE TEXAS OPERATIONS L.P.
                         A DELAWARE LIMITED PARTNERSHIP

         This Amendment No. 2 to the LIMITED PARTNERSHIP AGREEMENT ("Agreement") of GENERAL CABLE TEXAS OPERATIONS L.P. (the "Partnership") dated December 1, 2001, is entered into as of December 20, 2002, by and among the Partnership; General Cable Industries, Inc., a Delaware corporation and sole general partner of the Partnership ("GCI"); and General Cable Management LLC, a Delaware limited liability company and sole limited partner of the Partnership ("GCM").

         1. The parties hereto acknowledge that on the date hereof, GCM distributed to its sole member, GCI, a 98% Percentage Interest (as defined in the Agreement) in the Partnership, thus resulting in GCI holding an aggregate 99% Percentage Interest as the sole general partner of the Partnership and GCM retaining a 1% Percentage Interest as the sole limited partner. The parties hereby modify Exhibit A to the Agreement as follows, to reflect this adjustment of Percentage Interests in the Partnership as of the date hereof:

                           GENERAL PARTNER:     General Cable Industries, Inc.

                                                Partnership Interest:  99%

                           LIMITED PARTNER:     General Cable Management LLC

                                                Partnership Interest:  1%

         2. Except as provided herein, the Agreement shall remain in full force and effect.

GENERAL CABLE MANAGEMENT LLC

By: /s/ Christopher Virgulak
    -----------------------------------
         Name:  Christopher Virgulak
         Title: Chief Financial Officer

GENERAL CABLE INDUSTRIES, INC.

By: /s/ Robert Siverd
    -----------------------------------
         Name:  Robert Siverd
         Title: Executive Vice President

GENERAL CABLE TEXAS OPERATIONS L.P.

By: /s/ David Hills
    -----------------------------------
         Name:  David Hills
         Title: Assistant Secretary

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                       GENERAL CABLE TEXAS OPERATIONS L.P.

                          LIMITED PARTNERSHIP AGREEMENT

         This LIMITED PARTNERSHIP AGREEMENT made as of December 1, 2001 (the "Agreement Date"), by and between GENERAL CABLE MANAGEMENT LLC, a Delaware limited liability company (the "Limited Partner"), and GENERAL CABLE INDUSTRIES, INC., a Delaware corporation (the "General Partner"). The General Partner and the Limited Partner are hereinafter sometimes referred to collectively as the "Partners".

                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, except as otherwise expressly provided, or unless the context otherwise requires, (i) the terms defined in this Section, when capitalized, have the meanings specified in this Section, (ii) all accounting terms not otherwise defined in this Section or elsewhere in this Agreement have the meanings attributed to them under generally accepted accounting principles as in effect on the Agreement Date, (iii) the word "including" does not limit the words which precede it or follow it, and (iv) the words "herein", "hereof", "hereto", "hereunder", "hereinafter", and words of similar import, refer to this Agreement as a whole and not to any particular Section or other subdivision.

         1.1 "Act" means the Delaware Revised Uniform Limited Partnership Act as set forth in Title 6, Chapter 17 of the Delaware Code, as from time to time amended.

         1.2 "Affiliate" means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

         1.3 "Agreement" means this Limited Partnership Agreement as it may be amended from time to time.

         1.4 "Board of Directors" or "Board" means the Board of Directors of the Partnership consisting of those persons who are appointed as directors from time to time by the General Partner as provided in Section 3.1 hereof.

         1.5 "Capital Account" means the Capital Account of each of the Partners determined and adjusted from time to time in accordance with the Regulations Section 1.704-1(b), as the same may be amended or revised. In the event that the treatment called for in such Regulations is likely to have a material effect on the amounts distributed to a Partner pursuant to Section 7.2 hereof, then the provisions of this Agreement shall control.

         1.6 "Capital Contribution" means any contribution of cash or any other asset contributed to the Partnership by a Partner.

         1.7 "Cash Flow" means with respect to any Partnership Fiscal Year, or portion thereof, all cash receipts of the Partnership from whatever source derived (including from a disposition of assets of the Partnership) less all disbursements of cash during the Fiscal Year (excluding distributions to the Partners) including, without limitation, the payment of all operating expenses and the establishment of all reserves as determined by the General Partner or the Board of Directors.

         1.8 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         1.9 "Dissolution Event" means the happening of any of the following events which shall cause a dissolution of the Partnership:

                  (a)      The expiration of the term of the Partnership under
Section 2.8 hereof;

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                  (b)      The bankruptcy or the dissolution of a General
Partner, unless, within ninety (90) days after such event, the remaining Partners unanimously agree in writing to continue the business of the Partnership;

                  (c) The sale or other disposition of all or substantially all of the assets of the Partnership and the collection of all of the net proceeds therefrom;

                  (d)      The bankruptcy of the Partnership; or

                  (e) A determination by the General Partner that the Partnership should be dissolved.

         1.10 "General Partner" means GENERAL CABLE INDUSTRIES, INC., and such successors, assigns or additional general partners as may be admitted to the Partnership, from time to time, pursuant to the terms of this Agreement.

         1.11 "Interest" means the interest of each Partner in the Partnership, including the rights granted to each Partner under this Agreement, subject to the responsibilities of each Partner imposed under this Agreement.

         1.12 "Limited Partner" means GENERAL CABLE MANAGEMENT LLC, and such successors, assigns or additional limited partners as may be admitted to the Partnership, from time to time, pursuant to the terms of this Agreement.

         1.13 "Partnership" means the Partnership formed by and governed pursuant to this Agreement as such Partnership may, from time to time, be constituted and amended.

         1.14 "Percentage Interests" means the relative Interest of the Partners in the Partnership, which initially shall be a 1% Interest as a General Partner for GENERAL CABLE INDUSTRIES, INC and a 99% Interest as a Limited Partner for GENERAL CABLE MANAGEMENT LLC. The Percentage Interests shall be adjusted to reflect any transfers of interests or admission of additional partners as permitted in this Agreement.

         1.15 "Person" means any individual, sole proprietorship, joint venture, general partnership, limited partnership, limited liability partnership, corporation (including any not-for-profit corporation), limited liability company, business trust, association, joint-stock company, unincorporated organization, cooperative, trust, estate, governmental body, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

         1.16 "Regulations" means the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time, including corresponding provisions of succeeding regulations.

         1.17 "Related Entity" means any of the General Partner or the Limited Partner or any of their Affiliates.

         1.18 "Secretary of State" means the Secretary of State of the State of Delaware.

         1.19     "State" means the State of Delaware.

                                   ARTICLE II

                                 THE PARTNERSHIP

         2.1 Formation. On November 28th, 2001, the Partners formed the Partnership and caused a Certificate of Limited Partnership for the Partnership to be filed with the Secretary of State pursuant to the Act. The respective rights and liabilities of the Partners and any other partners (general or limited) hereafter admitted shall be governed by the Act and the terms and conditions of this Agreement.

         2.2 Continuation. The parties agree to continue the Partnership as a limited partnership under the Act for the purposes and upon the terms and conditions hereinafter set forth in this Agreement.

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         2.3      Name. The business of the Partnership shall be conducted under the name of "GENERAL CABLE TEXAS OPERATIONS L.P." or such other name or names as the General Partner may hereafter designate by written notice to the Limited Partner and the Secretary of State.

         2.4 Principal Business Office and Registered Office. The principal business office of the Partnership shall be 4 Tesseneer Drive, Highland Heights, Kentucky, or at such other place as may be designated from time to time by the Board of Directors. In addition, the Board of Directors may cause the Partnership to establish such other offices and places of business within and without the State as it may determine. The registered agent and registered office of the Partnership shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, or such other Person or at such other place as may be designated from time to time by the Board of Directors.

         2.5      Purpose.

                  (a) The purpose of the Partnership shall be to directly and indirectly conduct business activities that further the legal and economic interests of the Partners, whether or not for profit, provided such activities are not now or hereinafter prohibited by the Act or by the law of the State or of any jurisdiction in which the Partnership conducts business. Incident to such purpose and as part of its business, the Partnership is authorized to do all things necessary or appropriate to carry out the foregoing purpose.

                  (b) The Partnership shall be a partnership only for the purpose specified hereinabove, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the purpose specified immediately above.

                  (c) The credit and assets of the Partnership shall be used solely for the benefit of the Partnership and shall not be used to further the personal gain of any Partner.

         2.6 Other Business and Activities. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be deemed to restrict in any way the rights of any Partner, or any of its shareholders, partners or Affiliates, to conduct any business or activity whatsoever, whether or not such business or activity is competitive with the business or interests of the Partnership, without any accountability to the Partnership or to any other Partners.

         2.7      Statutory Compliance.

                  (a) The Partnership shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware, including the Act. The Partnership shall make all filings and disclosures required by, and shall otherwise comply with all such laws. All property, whether real or personal, tangible or intangible, owned by the Partnership shall be deemed owned by the Partnership as an entity, in its name, and no Partner shall have any ownership interest in such property in its individual name or right.

                  (b) The Partners shall execute and file in the appropriate records any assumed or fictitious name certificate or certificate required by law to be filed in connection with the formation of, or conduct of business by, the Partnership, and shall execute and file such other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Partnership.

         2.8 Term. The term of the Partnership shall commence on the date of this Agreement and will continue until the Partnership is dissolved pursuant to Article XI hereof.

                                   ARTICLE III

                             CONTROL AND MANAGEMENT

         3.1 Board of Directors. Except as otherwise expressly provided in this Agreement, the Partnership shall be managed by a Board of Directors consisting of not less than two nor more than nine individuals appointed to serve as directors from time to time by the General Partner. Each director appointed by the General Partner shall

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continue to serve at the pleasure of the General Partner. Any director appointed by the General Partner may be removed by the General Partner at any time. If any director is removed, resigns, dies, becomes disabled or otherwise becomes unable to serve for any reason, he or she shall be replaced by another individual appointed by the General Partner. Notice of any removal or replacement of any director shall be promptly given by the General Partner to all directors and to the Limited Partner.

         3.2 Meetings. The Board of Directors shall meet as frequently as necessary to properly conduct the business of the Partnership and shall use its best efforts to meet no less frequently than on an annual basis. All meetings shall be held on such dates and times, and at such places, as determined by the President upon at least one days prior written notice to all of the directors, which notice may be waived in writing by any director at any time before or after any such meeting. A quorum for all meetings of the Board shall consist of a majority of directors then in office, and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors. One or more directors may participate in any meeting of the Board, or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting. Any action by the Board of Directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto signed by a majority of the directors as of the date the action was taken is filed with the Secretary.

         3.3 Executive Committee and Other Committees. The Board of Directors, by resolution adopted by a majority of the full Board, may designate from among its members one or more committees, each of which shall be comprised of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Executive Committee, if there be one, shall have the authority, by unanimous vote at a meeting or by written consent, to take any action within the authority of the Board of Directors that the Executive Committee concludes, in its sole discretion, should be taken in the best interests of the Partnership during any interim periods between meetings of the Board. Any such action so taken by the Executive Committee shall be deemed to have been taken by the Board of Directors.

         3.4 Officers. The officers of the Partnership shall consist of a President, oneor more Vice Presidents, a Secretary and a Treasurer, all as determined by the Board of Directors. The officers shall be appointed from time to time by the Board to serve for such terms as determined by the Board. Except for the President, Secretary and Treasurer, the Board may refrain from filling any offices at any time and from time to time. Any or all of the officers may be, but need not be, directors of the Partnership. Except for the offices of President and Secretary, any person may hold up to two offices at once. The Board may also appoint assistant officers from time to time.

                  (a) The President shall be the chief executive officer of the Partnership; shall preside at all meetings of the Board of Directors and all meetings of Partners, and shall exercise and perform such other powers and duties as may be prescribed by the Board; shall be responsible for carrying out the general and active management of the business and affairs of the Partnership under the direction of the Board of Directors; and shall see that all resolutions of the Board are put into effect.

                  (b) The Vice President or, if there be more than one, the Vice Presidents in the order, if any, established by the Board of Directors, shall have such authority and perform such duties as may be determined by the Board or the President.

                  (c) The Treasurer shall act under the direction of the President. Subject to the direction of the President, the Treasurer shall have custody of the Partnership funds and shall keep full and accurate accounts and books of record for the Partnership.

                  (d) The Secretary shall act under the direction of the President. Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and shall record and maintain the minutes and records of such meetings. The Secretary shall give, or cause to be given, notice of all meetings of the Board as prescribed by the President.

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         3.5      Limited Partner. The Limited Partner, in its capacity as such, shall not have a vote on any Partnership matter except as provided herein; shall not participate in the management of the Partnership business and affairs in any manner whatsoever except as provided herein; shall have all the powers, rights, duties and protections of a limited partner as prescribed in the Act; and shall not be liable for any debt, claim, demand, judgment, decree or other obligation of any nature whatsoever of, against or incurred by the Partnership or any Partner, creditor, employee or agent except to the extent set forth in the Act. The General Partner shall use all reasonable means to assure that all persons, firms, corporations and other entities having dealings with the Partnership, or any Partner, employee or agent, shall be informed of the limited partnership status of the Partnership.

         3.6      General Partner.

                  (a) The General Partner shall have the sole and exclusive right to manage the business of the Partnership, directly or through the Board of Directors or the officers appointed by the Board, and is hereby authorized to take any action of any kind and to do anything and everything it deems necessary to manage the business of the Partnership. The General Partner shall have the necessary powers to carry out the purposes, business and objectives of the Partnership and shall possess and enjoy all the rights and powers of partners of a partnership without limited partners, except as otherwise provided in this Agreement or by applicable law.

                  (b) All of the Partnership's expenses shall be billed directly to and be paid by the Partnership. All expenses incurred by the General Partner in connection with the administration and operation of the Partnership shall be charged to the Partnership.

                  (c) Except to the extent otherwise provided by applicable law and in this Agreement, the General Partner, for and in the name and on behalf of the Partnership, is hereby authorized: (i) to execute and deliver any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management of the Partnership and the operation of its business; (ii) to engage in all kinds of activity and to perform and carry out all contracts of any kind necessary to, in connection with or incidental to the accomplishment of the purpose of the Partnership as may be lawfully carried on or performed by partnerships under applicable law; and (iii) to cause the Partnership to borrow funds from any lending source, including banks, other financial institutions and any Related Entity; (iv) to lend funds or assets to any Related Entity; and (v) to permit confession of judgment against the Partnership in connection with financing or otherwise.

                  (d) Without the consent of the Limited Partner, the General Partner shall not have the authority: (i) to do any act in contravention of this Agreement or the Certificate of Limited Partnership; (ii) to do any act which would make it impossible to carry on the ordinary business of the Partnership; and (iii) to knowingly perform any act which would subject any Limited Partner to liability as a general partner in any jurisdiction.

                  (e) The General Partner shall: (i) take all action which may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State; (ii) devote to the Partnership such time as may be deemed necessary by the General Partner for the proper performance of its duties hereunder; (iii) prepare or cause to be prepared and shall file on or before the due date (or any extensions thereof) all federal, state and local tax returns required to be filed by the Partnership, and shall cause the Partnership to pay all taxes payable by the Partnership; and (iv) perform all duties imposed on a general partner by Sections 6221 through 6232 of the Code as "tax matters partner" of the Partnership, including the following: (A) the power to conduct all audits and other administrative proceedings with respect to Partnership tax items; (B) the power to extend the statute of limitations for all Partners with respect to Partnership tax items; and (C) the power to file a petition with an appropriate federal court for review of a final partnership administrative adjustment.

                  (f) The General Partner shall obtain, and keep in force during the term of the Partnership, insurance in favor of the Partnership with such insurers and in such amounts as the General Partner shall deem advisable.

                  (g) The General Partner may, on behalf of the Partnership, employ, engage, retain or deal with any Persons to act as managing agents, leasing agents, brokers, accountants or lawyers, or in such other capacities as the General Partner may determine, and the Partnership shall reimburse the General Partner for all direct expenses incurred thereby.

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                  (h)      All decisions made by the General Partner in
accordance with the powers granted hereunder shall be binding upon the Partnership and the Partners without the need of any further approval or ratification.

                  (i) The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the Limited Partner for any act or omission by the General Partner performed in good faith pursuant to the authority granted to the General Partner by this Agreement, or in accordance with its provisions, and in a manner reasonably believed by the General Partner to be within the scope of the authority granted the General Partner and in the best interest of the Partnership, provided that such act or omission did not constitute fraud, misconduct, bad faith or gross negligence. The Partnership shall indemnify and hold harmless the General Partner against any liability, loss, damage, cost or expense (including attorneys' fees) incurred by the General Partner on behalf of the Partnership or in furtherance of the Partnership's interest without relieving the General Partner of liability for fraud, misconduct, bad faith or gross negligence. In addition, to the full extent permitted by applicable law, the Partnership shall indemnify and save harmless the General Partner from, and reimburse the General Partner for, all judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses, if the General Partner was, is or is threatened to be a named defendant or respondent in a proceeding because the Person is or was a General Partner. The foregoing shall, without limitation, be deemed to make mandatory the indemnification permitted under the Act and to authorize advance payment of expenses to the full extent permitted by applicable law. These indemnification rights are in addition to any other rights the General Partner may have, including, but not, limited to, rights against third parties.

                  (j) The Partnership will reimburse the General Partner from time to time for, or the Partnership will pay directly, all out-of-pocket costs relating to the organization and administration of the Partnership and in connection with the operation of the business of the Partnership, including the actual cost of travel expenses.

                  (k) Once decisions are made by the General Partner, the Chief Executive Officer of the General Partner, the President or any Vice President of the General Partner and the Treasurer or the Secretary of the General Partner may jointly execute agreements, instruments or documents or jointly take actions on the General Partner's behalf

         3.7      Compensation and Reimbursement of the General Partner.

                  (a) Except as provided in this Section 3.7 or elsewhere in this Agreement, the General Partner shall not be compensated for its services as General Partner to the Partnership.

                  (b) The General Partner shall be reimbursed for all expenses, disbursements and advances incurred or made in connection with the organization of the Partnership and the qualification of the Partnership to do business in any state.

                  (c) The General Partner shall be reimbursed on a periodic basis, as determined by the General Partner, for all direct expenses it incurs or makes on behalf of the Partnership, including amounts paid to any Person to provide goods or services to the Partnership.

         3.8 General Partner Net Worth. The General Partner covenants and agrees that so long as it is the General Partner of the Partnership, it will use all reasonable efforts to maintain a net worth (exclusive of its interests in, or claims against, the Partnership) of an amount required by the Code and Regulations, provided that neither the General Partner nor any other Partner shall have any obligation to contribute assets to the Partnership after the Agreement Date. The General Partner covenants and agrees that it will use all reasonable efforts to establish and maintain the classification of the Partnership as a "partnership" for federal income tax purposes and not as an "association" taxable as a corporation.

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                                   ARTICLE IV

                               ACCOUNTING RECORDS

         4.1 Tax Elections. The Partnership shall make all tax elections which it is required or permitted to make under the Code in accordance with the advices and recommendations made by the Partnership's accountants to the Board of Directors.

         4.2 Tax Returns. Each tax return and other statement to be filed by the Partnership with the Internal Revenue Service or any other taxing authority, shall be prepared by the Partnership's accountants and copies of each such return and statement shall be made available to the Partners.

         4.3 Books. Proper books of account shall be kept for the Partnership, and entries shall be made therein of all monies expended and received by the Partnership as well as all other matters relating to the Partnership usually or properly entered in books of account. The Partnership's books and records shall be kept in accordance with generally accepted accounting practices consistently applied, and may be kept on a cash or accrual basis as the General Partner may determine. Such books and all papers, correspondence and other instruments relating or belonging to the Partnership shall be kept at the principal office of the Partnership or at such other location or locations as may be determined by the General Partner, and each Partner shall have the right to examine and inspect the books, records, accounts and other papers of the Partnership at any reasonable time during normal business hours.

         4.4 Fiscal Year. The Fiscal Year of the Partnership shall end on the 31st day of December of each year. As used in this Agreement, a Fiscal Year shall include any partial Fiscal Year at the beginning and ending of the Partnership.

         4.5 Partnership Funds. Except as may otherwise be determined by the General Partner, all funds of the Partnership shall be kept in segregated accounts or investments in the name of the Partnership and shall not be commingled with any other funds other than those of one or more Related Entities where the purpose of such commingling is to increase the investment income of the Partnership. The establishment of, and all withdrawals from, bank accounts or other depositary accounts shall be made upon the signatures of those officers of the Partnership and other persons designated from time to time by the General Partner as authorized signatories.

                                   ARTICLE V

                   CAPITAL ACCOUNTS AND CAPITAL CONTRIBUTIONS

         5.1      Capital Accounts.

                  (a) The Partnership shall maintain a Capital Account for each Partner which shall be increased by each such Partner's capital contributions and distributive share of Partnership income and shall be decreased by each such Partner's withdrawals of capital and distributive share of Partnership losses. No interest shall be paid on any capital contributed to the Partnership.

                  (b) The Capital Account of any Partner shall be appropriately adjusted to reflect its entry into or withdrawal from the Partnership or its acquisition of the Interest of any Partner.

                  (c) Any loans by a Partner to the Partnership shall not be considered Capital Contributions, and shall not increase the Capital Account of the lending Partner. The terms and conditions of any loans by a Partner to the Partnership shall be determined by the Board of Directors.

                  (d) No Partner shall have the right to withdraw or reduce its contribution to the capital of the Partnership except as specifically provided in this Agreement or otherwise by law.

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         5.2      Initial Capital Contributions. As of the Agreement Date, the
Partners have each contributed an amount to the capital of the Partnership as their respective capital contributions as indicated on Exhibit "A", and they have interests in the Partnership as indicated on Exhibit "A".

         5.3 Additional Capital Contributions. No Partner shall be required or permitted to make any additional capital contributions to the Partnership without the unanimous prior written consent of all Partners.

                                   ARTICLE VI

                ALLOCATION OF PROFIT AND LOSSES; TAX ALLOCATIONS

         6.1 Profits and Losses from Operations. The Profits and Losses incurred by the Partnership during each Fiscal Year, other than from a Dissolution Event, shall be credited or charged on a pro rata basis, as the case may be, at the close of such Fiscal Year (or on such earlier date(s) as there is an adjustment of the Percentage Interests of the Partners) to the Capital Accounts of the Partners in accordance with the Percentage Interests of the Partners.

         6.2 Profits and Losses from Dissolution Events. Profits and Losses resulting from Dissolution Events shall be allocated to the Partners so as to produce positive Capital Account balances for the Partners which will result in the assets available for distribution from such Dissolution Event pursuant to
Section 7.2 hereof being distributed to the Partners pro rata in accordance with the Percentage Interests of the Partners.

         6.3      Tax Allocation of Partner's Distributive Share.
Notwithstanding anything to the contrary in this Agreement, any allocation of income, gain, loss, deduction and credit (or item thereof) with respect to the Partnership shall be made on a basis consistent with Section 704 of the Code, and the Regulations applicable with respect thereto.

                                   ARTICLE VII

                               CASH DISTRIBUTIONS

         7.1 Distribution of Cash Flow. Cash Flow, other than the proceeds attributable to a Dissolution Event, and other than such reserves as may be established from time to time by the General Partner or the Board of Directors or by the officers of the Partnership acting in accordance with directives or policies or practices established from time to time by the General Partner or the Board of Directors, shall be distributed to the Partners pro rata in accordance with the Percentage Interests of the Partners. Distributions of Cash Flow to the Partners shall be made annually or at such shorter intervals as the Board of Directors may decide.

         7.2      Application of Proceeds of Dissolution Event.

                  (a) In the event of a sale or other disposition of all or substantially all the assets of the Partnership and/or the termination and winding up of the Partnership pursuant to a Dissolution Event, the assets of the Partnership, after payment of all debts and liabilities of the Partnership and the expenses of liquidation, and the establishment of any necessary or required reserves shall be distributed to the Partners in accordance with the positive balances in their respective Capital Accounts, after such Capital Accounts have been adjusted pursuant to Article VI hereof to reflect the profits and losses realized or incurred on the sales or disposition of the assets of the Partnership.

                  (b) For purposes of determining the Capital Accounts of the Partners under this Section 7.2, if any of the assets of the Partnership are to be distributed in-kind, the Gross Asset Value of each such asset shall be determined by the General Partner as of the time of such distribution (or at such other date reasonably close to the date of such distribution as the General Partner shall determine). There shall be allocated among the Partners, in accordance with Article VI hereof, the amount of Profits and Losses, if any, which would have been realized by the Partnership if each such asset had been sold by the Partnership for a price equal to its respective Gross Asset Value as so determined. If the General Partner are unable to agree upon the Gross Asset Value of such assets, such Gross

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Asset Value shall be determined by a qualified independent appraiser selected by the General Partner, and such determination shall be binding upon all of the Partners.

                                  ARTICLE VIII

                    TRANSFERABILITY OF PARTNERSHIP INTERESTS

         8.1 General Restrictions on Transfer. Except with the prior written consent of all Partners (which consent may be given or withheld in each Partner's sole discretion) and except as and to the extent expressly permitted in this Article VII, no Partner may sell, convey, transfer, syndicate, assign, mortgage, pledge, hypothecate or otherwise encumber in any way (hereinafter referred to as a "transfer") all or any portion of its Interest, or withdraw or retire from the Partnership, and any such attempted transfer, withdrawal or retirement not permitted hereunder shall be null and void. Further, no Partner shall sell its interest to a third party whose status as a partner will cause the Partnership's federal or state licenses to be revoked or not to be renewed and/or who is a competitor of the Partnership, or any of the Partners.

         8.2 Additional Partners. Additional Partners may be admitted to the Partnership only upon the written consent of all Partners, except as otherwise provided in this Article VIII.

         8.3      First Refusal and Tag-Along Rights.

                  (a) If a Partner receives a bona fide written offer from a third party whose status as a partner will not cause the Partnership's federal and state licenses to be revoked or not to be renewed and who is not a competitor of the Partnership, or any of the Partners, to purchase all or any portion of such Interest, and if such Partner wishes to sell its Interest to the third party pursuant to such offer, the selling Partner shall promptly give written notice of such proposed transfer to the Partnership and to the other Partners. Such notice shall contain all material terms and conditions of the written offer, and the name and address of the third party, and shall be accompanied by an offer to sell such Interest of the selling Partner to the Partnership and the other Partners upon the same terms and conditions contained in the written offer tendered by the third party.

                  (b) The Partnership shall have the first right to purchase, at the price and upon the same terms and conditions contained in the written offer, all, and not less than all, of the Interest of the selling Partner being so offered. This election to purchase shall be exercised by delivery of written notice of such election to the selling Partner and to the Partnership within thirty (30) days after receipt of the selling Partner's notice and offer. If the Partnership does not elect to purchase the Interest of the selling Partner, the other Partner(s) shall thereafter have the right to purchase, at the price and upon the same terms and conditions contained in the written offer, all, and not less than all, of the Interest of the selling Partner being so offered. The other Partner's (or Partners') election to purchase shall be exercised by delivery of written notice of such election to the selling Partner within sixty (60) days after receipt of the selling Partner's notice and offer. If more than one Partner exercises the right to purchase the Interest of the Selling Partner, they shall do so on a pro rata basis according to their Percentage Interests, unless the purchasing Partners otherwise agree among themselves.

                  (c) If neither the Partnership nor the other Partners receiving the written offer make a timely election to purchase the Interest of the selling Partner, the selling Partner shall have the right to sell all, and not less than all, of its Interest being so offered to the third party on the terms and conditions as set forth in such written offer by sending a written notice thereof to the third party; provided however, (i) the sale by the selling Partner must be completed within ninety (90) days of such written notification to the third party; and (ii) the selling Partner must timely notify the third party and all other Partners of the right of all other Partners to offer to sell all or any portion of their Interests in the Partnership to such third party on the same terms and conditions, with the purchase price adjusted, however, for any differences in the Percentage Interests of the other Partners. Any other Partner(s) wishing to transfer all or any portion of its Interest pursuant to such "tag-along" right must send, within fifteen (15) days of such notification, a written election to the third party to sell all or any portion of its Interest to the third party. At least thirty (30) days prior to the closing date on the sale by the selling Partner, the third party must respond to the written elections(s) of the other Partner(s) to purchase all, and not less than all, of its Interest being so offered at an equivalent price and upon equivalent terms and conditions contained in the written offer tendered by the third party to the selling Partner, taking into account any differences in the Percentage Interests of the Partners. Such other Partner(s) shall then sell the Interest(s) being so offered to the third party on the same closing date as the selling Partner sells its Interest to the third party.

                  (d) If a sale is concluded to a third party purchaser, but such third party purchaser acquires less than 100% of the interests in the Partnership from all of the Partners, the third party purchaser must agree to be bound by all of the terms and conditions of this Agreement (including this Article VII) with the same force and effect as if the third party purchaser had been an original party to the Agreement.

                  (e) In the event of any change in the identity of the third party purchaser, or in the price, terms and conditions of the written offer, or in the event the sale to the third party purchaser is not completed in the manner and within the time provided in this Section 8.3, the selling Partner may not sell or otherwise transfer its Interest unless and until a new offering notice shall be given by the selling Partner to the Partnership and the other Partners, and the other requirements of this Section 8.3 shall have been complied with.

                                   ARTICLE IX

                MANDATORY OFFERS OF ENTIRE PARTNERSHIP INTERESTS

         9.1 Triggering Events. The occurrence of any of the following events constitutes an offer by the Partner to whom the event relates ("Affected Partner") to sell its Interest to the Partnership, in accordance with the procedures set forth in this Article IX:

                  (a) The making of an assignment for the benefit of creditors, which assignment includes the Partner's Interest;

                  (b) Bankruptcy, reorganization, arrangement or liquidation proceedings, state or federal, are commenced by or against a Partner and a trustee, receiver, conservator or other judicial representative, similar or dissimilar, is appointed for a Partner or a Partner's Interest (whether alone or with other assets) and such appointment is not terminated within ninety (90) days;

                  (c) Breach of any provision of this Agreement, which breach causes damage, loss or liability to the Partnership or the other Partners and such breach is not cured and such damage, loss or liability is not indemnified within ninety (90) days after receipt of notice of such breach;

                  (d) Attachment of, execution against, levy upon, or other seizure of a Partner's Interest (other than an attachment which is solely for jurisdictional purposes) unless (and for only so long as) counsel for the Partnership determines that the Partner is in good faith contesting such attachment, execution, levy or other seizure; or

                  (e) A Partner attempts to Transfer its Interest in violation of this Agreement.

         9.2      Procedure.

                  (a) Within fifteen (15) days after the occurrence of any of the events set forth in Section 9.1 above, the Affected Partner shall and any other Partners must notify the Partnership and the other Partners of such occurrence; failure to give such notice (the "Offer Notice") shall not prevent the Partnership and the other Partners from exercising their rights granted pursuant to this Article IX.

                  (b) Upon the occurrence of any event set forth in Section 9.1, first the other Partner(s) and then the Partnership, until twenty (20) days after receipt of the notice required pursuant to this Section 9.2, may purchase all (but not less than all) of the offered Interest from the Affected Partner at the price and on the other terms and conditions set forth in this Article IX (collectively the "Agreement Terms"). The other Partner(s)' option must be exercised within ten (10) days of such notice, and the Partnership's option must be exercised within twenty (20) days of such notice. For purposes of this
Article IX, the offered Interests in the case of a deceased Partner shall be that part of his or her Interest which has not been properly transferred pursuant to Article VIII.

                  (c) The Affected Partner shall not be obligated to sell his Interest unless all of such Interest shall be purchased. If the offered Interest is not purchased, then such Interest shall remain subject to this Agreement and any holder thereof shall be legally bound hereby and be a Partner for all purposes hereunder.

                  (d) The purchase price for the offered Interest shall be payable in cash and shall be equal to the then "Partnership Value" multiplied by the Affected Partner's Interest on the date of purchase ("Purchase Price"). For the purposes of this Section 9.2, the Partnership Value shall be determined by an appraisal to be performed by an independent and reputable appraiser to be chosen by the Partners other than the Affected Partner. The Partnership shall bear the cost and expense of any such appraisal.

                  (e) Upon the purchase of an Interest pursuant to Articles VIII or IX hereof any indebtedness then owing by a selling Partner to the purchaser (whether the Partnership or the other Partner(s)) shall, at the election of such purchaser, become immediately due and payable and shall be deducted from and set-off against the unpaid balance of the Purchase Price plus accrued interest.

                                    ARTICLE X

                   WITHDRAWAL OR REMOVAL OF A GENERAL PARTNER
             ADMISSION OF ADDITIONAL OR SUCCESSOR GENERAL PARTNER(S)

         10.1 Withdrawal. If the General Partner shall voluntarily or involuntarily for any reason (including Bankruptcy) withdraw from the Partnership or cease to be General Partner, it shall be and remain liable for all obligations and liabilities incurred as General Partner prior to the time such withdrawal or cessation shall become effective, but shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal or cessations shall become effective.

         10.2 Removal. The General Partner may be removed for good cause shown by a majority in interest of the Limited Partners. "Good Cause," for the purposes of this Section 10.2, shall not include a reasonable mistake of judgment made in good faith and based upon the facts as they were known at the time the decision was made, but shall include, without limitation, gross negligence or recklessness, acts taken in willful disregard of the best interests of the Partnership or violation of any provision of this Agreement.

         10.3 Additional or Successor General Partner. Upon receipt of the written approval of the existing General Partner and a majority in interest of the Limited Partners based upon their percentage Partnership Interest, the General Partner may designate one or more Persons to be an additional General Partner, with such participation in the General Partner's Interest as the General Partner and such additional General Partner may agree upon; provided that the Interest of the other Partners shall not be affected thereby. The General Partner may withdraw or be removed from the Partnership as specified in Sections 10.1 and 10.2, respectively. If such General Partner is not then the sole General Partner, the Partnership shall continue only upon the approval of the remaining General Partner(s) and a majority in interest of the Limited Partners. If the General Partner is the sole General Partner, the Partnership shall only continue upon the vote of a majority in interest of the Limited Partners to do so and the designation of a successor General Partner by the written consent of a majority in interest of the Limited Partners. Should the General Partner desire to withdraw from the Partnership and transfer its Partnership Interest to any Person or Person(s), the General Partner's Interest shall immediately be converted into a Limited Partnership Interest in the Partnership upon the transfer to such Person unless a majority in interest of the Limited Partners consent.

                                   ARTICLE XI

                           DISSOLUTION AND LIQUIDATION

         11.1     Dissolution Events.

                  (a) Dissolution of the Partnership shall be effective the day on which a Dissolution Event occurs, but the Partnership shall not terminate until all of the assets of the Partnership shall have been distributed as provided in this Agreement. Notwithstanding the dissolution of the Partnership prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners as such shall continue to be governed by this Agreement.

                  (b) Notwithstanding anything in this Agreement to the contrary, upon a sale of all or substantially all of the assets of the Partnership where all or any portion of the consideration payable to the Partnership is to be received by the Partnership more than ninety (90) days after the date on which such sale occurs, the Partnership shall continue solely for purposes of collecting the deferred payments and making distributions to the Partners.

         11.2     Liquidation.

                  (a) As soon as possible after the Dissolution Event, a full account of the assets and liabilities of the Partnership shall be taken, and a statement shall be prepared by the Partnership's accountants setting forth the assets and liabilities of the Partnership. A copy of such statement shall be furnished to each of the Partners within ninety (90) days after such Dissolution Event. Those assets of the Partnership that can be liquidated without undue loss shall be liquidated as promptly as possible, and the expenses of the liquidation and the debts of the Partnership shall be paid. The net proceeds of the liquidation and any assets to be distributed to the Partners in-kind shall be distributed in accordance with Section 7.2 hereof. Any assets of the Partnership that are not liquidated and are not to be distributed in-kind shall be retained by the Partnership and the Partnership, shall continue to preserve such assets until such time as it is prudent to liquidate or distribute in-kind such assets.

                  (b) Any reserves shall be established or continued which the Board of Directors deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Such reserves shall be held by the Partnership for the payment of any of the aforementioned contingencies, and at the expiration of such period as the Board of Directors shall deem advisable, the Partnership shall distribute the balance thereafter remaining to the Partners in accordance with Section 7.2 hereof.

                  (c) Upon dissolution and liquidation of the Partnership, each Partner shall look solely to the assets of the Partnership for the return of and on its investment, and if the Partnership's assets remaining after payment and discharge of debts and liabilities of the Partnership, including any debts and liabilities owed, is not sufficient to satisfy the rights of a Partner, it shall have no recourse or further right or claim against the Partnership, or any other Partner, except to the extent that a Partner may have a right of contribution (or similar right) against another Partner under the laws of the State.

                                   ARTICLE XII

                           AMENDMENTS TO THE AGREEMENT

         12.1 By Majority of Interests. Amendments may be made to this Agreement from time to time by a majority of the holders of the Partnership Interests; provided, however, that without the written consent of the Partners to be adversely affected thereby, this Agreement may not be amended so as to:

                  (a) Convert a Limited Partner's Interest into a General Partner's Interest;

                  (b)      Modify the tax liability of a Limited Partner;

                  (c) Alter the interest of a Partner in profits and losses; and

                  (d)      Reduce or limit the powers of the General Partner.

         12.2 By General Partner. In addition to any other amendments authorized herein, amendments may be made to this Agreement from time to time by the General Partner without the consent of the Limited Partner(s):

                  (a) to add to the representations, duties or obligations of the General Partner, or surrender any right or power granted to the General Partner herein for the benefit of the Limited Partner(s); or

                  (b) to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement.

                                  ARTICLE XIII

                              ADDITIONAL PROVISIONS

         13.1 Right to Partition. The Partners agree that any property or properties now or hereafter owned by the Partnership are not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the Partnership property.

         13.2 Enforceability of Agreement. Except as otherwise expressly provided in this Agreement, all provisions of this Agreement shall bind, benefit, and be enforceable by or against, the heirs, successors, administrators, executors, personal representatives and assigns of the Partners. None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Partnership or of any Partner.

         13.3 Headings and Captions. Any headings or captions preceding the text of any of the Articles, Sections or Subsections of this Agreement are inserted for convenience of reference only, and shall in no way be held or construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

         13.4 Context of Terms. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. When from the context if appears appropriate, each term stated either in the singular or the plural shall include the singular and the plural and the pronouns stated either in the masculine, the feminine or the neuter shall include the masculine, feminine and the neuter.

         13.5 Governing Law. This Agreement and the rights of the parties hereunder shall be governed and construed in accordance with the domestic laws of the State without giving effect to any choice or conflict of law provision or rule, whether of the State or of any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State.

         13.6 Severability. In the event any one or more of the provisions of this Agreement or the application of such provision to any Person or circumstance shall be held to be invalid, illegal or unenforceable the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held to be invalid, illegal or unenforceable shall not be affected thereby.

         13.7 Rights and Remedies. All rights and remedies provided herein are cumulative and are in addition to and not in lieu of any other rights and remedies now or hereafter existing at law, in equity or otherwise, except as otherwise limited herein, and may be enforced concurrently or from time to time. Without limiting the generality of the foregoing, the Partners agree that in addition to all other rights and remedies available at law or in equity, each of the Partners shall be entitled to obtain specific performance of the obligations of each other under this Agreement and immediate injunctive relief and that in the event any action or proceeding is brought in equity to enforce the same, no Partner shall urge as a defense that there is an adequate remedy at law.

         13.8 Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Partner, and no course of dealing between the Partners, shall constitute a waiver of any such right, power or remedy. A waiver by any of the Partners of any of the covenants, conditions, or agreements to be performed by any of the other Partners or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or agreement herein contained. No waiver shall be valid unless in writing and signed by the Partner against which such waiver is sought to be enforced.

         13.9 Merger Clause. This Agreement, including any Exhibits and documents referred to in this Agreement or attached hereto, all of which are incorporated herein, contains the entire and exclusive statement of the agreement among the Partners with respect to the subject matter hereof and supersedes all prior agreements, and all prior understandings, writings, proposals, negotiations, representations or any other communications, oral or written, of any of the Partners with respect to the subject matter hereof which are not fully expressed herein.

         13.10 Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Partners to one of such counterpart signature pages; all such counterpart signatures shall be read as though and shall have the same force and effect as though all the signatories had signed a single signature page.

         IN WITNESS WHEREOF, and intending to be legally bound, the Partners have executed this Agreement as of the Agreement Date.

                                                  GENERAL PARTNER:

                                                  GENERAL CABLE INDUSTRIES, INC.

Attest: /s/ Christopher F. Virgulak               By: /s/ Robert J. Siverd
                                                      ------------------------
                                                  Its: Executive Vice President

                                                  LIMITED PARTNER:

                                                  GENERAL CABLE MANAGEMENT LLC

Attest: /s/ Christopher F. Virgulak               By: /s/ David Hills
                                                      ------------------------
                                                  Its: Assistant Secretary

                                   EXHIBIT "A"

                              Capital Contributions

      NAME                   CAPITAL CONTRIBUTION         PERCENTAGE INTEREST
LIMITED PARTNER:
GENERAL CABLE
MANAGEMENT LLC                     $700,000                       99%

GENERAL PARTNER:
GENERAL CABLE
INDUSTRIES, INC.                   $  7,070                        1%